Exhibit 99.1

Chimerix Strengthens Executive Leadership Team with Appointment of Thomas Riga as Chief Operating and Commercial Officer

Seasoned Executive Brings More Than 25 Years of Industry Leadership Experience in Oncology Commercialization and Corporate Business Development

DURHAM, N.C., November 16, 2023 (GLOBE NEWSWIRE) — Chimerix (NASDAQ:CMRX), a biopharmaceutical company whose mission is to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases, today announced the appointment of Thomas Riga as Chief Operating and Commercial Officer.

“We are excited to welcome Tom to the Chimerix team as his leadership and extensive market knowledge will be a great asset as we advance ONC201 toward commercialization,” said Mike Andriole, Chief Executive Officer of Chimerix. “Tom’s in-depth oncology experience in commercial launch readiness, brand marketing, market access, and reimbursement will accelerate our readiness efforts with ONC201. Additionally, his broader operational and business development experience will enhance our ambitious plans for Chimerix’s growth.”

“The exciting work Chimerix is advancing in support of brain cancer patients who have so few treatment options is inspirational and I feel privileged to be joining this team,” said Mr. Riga. “Given the poor prognosis for patients with H3 K27M-mutant glioma, our goal is to bring this potentially life-altering drug to patients as quickly as possible.”

Prior to joining Chimerix, Mr. Riga served as President and Chief Executive Officer at Spectrum Pharmaceuticals, through its acquisition in July. Prior to being named CEO of Spectrum, Mr. Riga served as the Chief Commercial Officer for nine years and Chief Operating Officer for five years. Before joining Spectrum, he led multiple oncology product teams holding commercial sales and marketing leadership positions at Dendreon, Amgen and Eli Lilly and Company. He began his career at Wyeth Ayerst Laboratories in pharmaceutical manufacturing. Mr. Riga holds a B.S. in Biology and Chemistry from St. Lawrence University.

About Chimerix

Chimerix is a biopharmaceutical company with a mission to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases. The Company’s most advanced clinical-stage development program, ONC201, is in development for H3 K27M-mutant glioma.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include those relating to, among other things, the advancement of ONC201 towards commercialization and our plans for Chimerix’s growth. Among the factors and risks that could cause actual results to differ materially from those indicated in the forward-looking statements are risks related to the timing, completion and outcome of the Phase 3 ACTION study of ONC201; risks associated with repeating positive results obtained in prior preclinical or clinical studies in future studies; risks related to the clinical development of ONC206; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Inducement Grant

In connection with the hiring of Mr. Riga, on November 16, 2023, the Compensation Committee of Chimerix’s Board of Directors granted Mr. Riga a non-qualified stock option to purchase 800,000 shares of Chimerix’s common stock, with an exercise price per share equal to the closing price of Chimerix’s common stock on the grant date. The stock option has a 10-year term and will vest over four years, with one-fourth vesting on the one-year anniversary of the grant date and the remaining three-fourths vesting over the following three years in equal monthly installments. The stock option is subject to the terms of Chimerix’s 2013 Equity Incentive Plan but was granted outside of the 2013 Equity Incentive Plan, and was granted as an inducement material to Mr. Riga entering into employment with Chimerix in accordance with Nasdaq Listing Rule 5635(c)(4).

CONTACTS:

Michelle LaSpaluto
919 972-7115
ir@chimerix.com

Will O’Connor
Stern Investor Relations
212-362-1200

will@sternir.com

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